Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Memory Pharmaceuticals Corp.:
We consent to the use of our report dated March 27, 2008, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity/(deficit), and cash flows for each of the years then ended, incorporated herein by reference.
Our report dated March 27, 2008 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, has limited funds, and has debt outstanding under an agreement which includes various provisions including a material adverse effect clause that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In addition, our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006 and the provisions of FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements”, effective January 1, 2007.
/s/ KPMG LLP
Short Hills, New Jersey
July 30, 2008